Exhibit 99.1

Albany International Initiates Review of Strategic Alternatives for Structures Assembly Business; Announces Loss Reserve Adjustment for CH-53K Program; Schedules Earnings Release Date

Third-Quarter 2025 Results to be Released on November 5, 2025 with Associated Conference Call / Webcast on November 6, 2025

PORTSMOUTH, N.H. - October 28, 2025-- Albany International Corp. (NYSE: AIN) announced today that it is exploring strategic alternatives for its structures assembly business, including a potential sale of all or a part of the business at the Amelia Earhart Drive Facility in Salt Lake City. Albany further expects to recognize an approximately $147 million loss reserve adjustment in the third quarter of 2025 primarily related to greater than planned labor content and higher material inputs due to inflation associated with performance of the CH-53K contract inclusive of change in contract estimates. As part of the strategic alternatives, Albany is in ongoing discussions with its customer about potential contract modifications to offset these cost increases.

President and CEO Gunnar Kleveland stated “Overall, our AEC segment continues to perform well, with 100% on-time delivery in other key programs and new contract wins that demonstrate the value of Albany’s differentiated advanced technology. However, this performance and other operating successes have been overshadowed by the realities of executing a structures assembly development program under a fixed price contract.

Over the past year, our team has taken decisive action to address these challenges, including upgrading leadership, bringing in people with experience in planning, procuring and executing structural assemblies while addressing material availability. Yet, and as a result of these actions, we now recognize that without changes to the contract there is no path to profitability on the program as originally bid. This adjustment represents the full loss anticipated over the remaining eight year life of the program.

We are engaging with our customer to discuss potential solutions but nevertheless believe it may be in the best interests of the Company and our shareholders to explore exiting the structures assembly portion of our business, as it is not aligned with our long-term strategy. Exiting this business would enable us to sharpen our strategic focus on higher-margin, advanced technology component opportunities in the AEC segment where we have a strong record of execution, and differentiated material science, including our 3D woven technology.”

This program, which is the only structure assembly program within the Albany Engineered Composites (AEC) business segment, is operated out of the Amelia Earhart Drive facility in Salt Lake City, and is part of Albany Aerostructures Composites, LLC, a wholly-owned subsidiary. In addition to the structure assembly work for the program, the site also manufactures advanced composite parts for the CH-53K and other commercial and defense programs. The entire site generated approximately $130 million of revenue, after EAC charges, for the trailing twelve months that ended September 30, 2025.

“Despite the headwinds on this one program, Albany International’s fundamentals remain solid. Our strengths, coupled with our robust balance sheet, provide a resilient foundation to navigate today’s challenges and position Albany for sustainable profitable growth and enhanced value creation over the long-term,” concluded Kleveland.

While we cannot guarantee a specific outcome or timeline, our decisions will be guided by the best interests of Albany International and its shareholders.

Third-Quarter 2025 Results Press Release and Conference Call / Webcast

The Company will review in detail its operating and financial performance for the third- quarter of 2025 and its full-year 2025 guidance when it reports its third-quarter 2025 results after the market closes on Wednesday, November 5, 2025.

Interested parties may access dial-in information for the call by registering via web link https://edge.media-server.com/mmc/p/hjax9xup.

An archive of the webcast will be available for replay on the website at approximately noon Eastern Time on November 6, 2025.

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About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.

Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.

Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 30 facilities in 13 countries, employs approximately 5,400 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com

Investor / Media Contact:
Will Station, Executive Vice President - Chief Financial Officer
Investor.relatoions@albint.com